Exhibit 10.38
Amendment Number Two to the
Mark Blinn Employment Agreement
     This Amendment Number Two to the Mark Blinn Employment Agreement (the “Amendment”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and Mark Blinn (“Executive”) as of February 23, 2009, for purposes of amending that certain employment agreement by and between the Company and Executive dated May 7, 2007, as amended by Amendment Number One dated November 19, 2008 (the “Employment Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
WITNESSETH
     WHEREAS, the Company and Executive desire to amend the Employment Agreement as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and Executive agree that Sections 2 and 6(b) of the Employment Agreement are hereby amended by deleting said Sections in their entirety and replacing them with the following:
2. Term of Employment and Agreement. Executive’s employment with the Company is on an at-will basis, meaning that either Executive or the Company may terminate the employment relationship at any time and for any reason not expressly prohibited by law and in accordance with the provisions of Sections 4, 5 and 6 of this Agreement. The at-will nature of Executive’s employment cannot be modified orally, but may only be modified by a written agreement approved by the Company’s Board of Directors. The actual period of Executive’s employment hereunder is referred to herein as the “Term.” This Agreement will terminate on April 1, 2012 regardless of Executive’s employment status with the Company at the time.
6(b). With Good Reason. Executive may resign his employment with the Company with good reason under the following circumstances: (i) if the Company has materially breached this Agreement and has failed to cure the breach after Executive has provided the Company at least thirty (30) days written notice of the alleged breach, (ii) Executive is not promoted to the Company’s CEO position immediately following the date Mr. Kling terminates his employment with the Company for any reason, or (iii) an individual, other than Executive, is appointed as the Chief Operations Officer of the Company prior to the date that Mr. Kling’s employment with the Company’s terminates for any reason. In order for Executive’s resignation to be treated as with good reason for purposes of Section 6(b)(ii) or Section 6(b)(iii) of this Agreement, he must resign his employment with the Company and its Affiliated Companies no later than April 1, 2012.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officers thereunto duly authorized, and Executive has hereunto set his hand as of the day and year first above written.

FLOWSERVE CORPORATION
By:	/s/ William C. Rusnack
	Name:	William C. Rusnack
	Title:	Chairman, Organization and Compensation Committee

By:	/s/ Lewis M. Kling
	Name:	Lewis M. Kling
	Title:	Chief Executive Officer

MARK BLINN
/s/ Mark Blinn